March 29, 2007

Via Electronic Mail (msalter@newcenturycap.com)
New Century Capital Partners
Attention: Mark J. Salter
1999 Ave. of the Stars, Suite 1100
Los Angeles, California 90067

Dear Mark:

G8Wave, Inc. (the “Company”) and New Century Capital Partners LLC (“NCCP”) are parties to an engagement letter, dated February 7, 2007 (the “Engagement Letter”), pursuant to which the Company has engaged NCCP to provide certain investment banking services to the Company. Capitalized terms used, but not specifically defined herein, shall have the respective meanings set forth in the Engagement Letter.

Effective as of the date hereof, the parties hereby agree to amend the Engagement Letter as set forth herein. Except as expressly amended herein, all other terms and conditions of the Engagement Letter are hereby ratified, affirmed, and in full force and effect.

1. Section 2(b) of the Engagement Letter is hereby deleted and replaced in its entirety with the following:

“In the case of a Placement, a cash fee equal to six percent (6%) of the gross proceeds of the securities sold to investors first introduced to the Company by NCCP (the “Placement Fee”), and the Company shall deliver to NCCP warrants (“Warrants”) to purchase that number of shares of the Common Stock of the Company (the “Common Stock”) equal to five percent (5%) of the number of shares of Common Stock into which the securities sold to investors first introduced to the Company by NCCP shall be convertible as of the date of issuance (or if no convertible securities are sold, then five percent (5%) of the number of shares of Common Stock sold to investors first introduced to the Company by NCCP), as of the date of issuance. The Placement Fee and Warrants are payable immediately upon closing of the Placement. Such Warrants shall contain substantially similar terms to those sold to investors in the Placement or, if no warrants are sold to investors in the Placement, such Warrants shall have a five (5) year term, an exercise price equal to the conversion price per share of the securities sold in the Placement (or if no convertible securities are sold, then the price per share of the Common Stock sold in the Placement), and cashless exercise provisions. If the Placement is consummated by means of more than one closing, NCCP shall be entitled to the Placement Fees and Warrants provided herein with respect to each such closing.”

New Century Capital Partners
March 29, 2007

2. Section 4 of the Engagement Letter is hereby deleted and replaced in its entirety with the following:

“NCCP's engagement hereunder will commence on the date hereof and will continue until 12 months after the date hereof, unless extended by mutual written consent or earlier terminated by either party upon 10 days’ prior written notice; provided, however, that no such termination shall affect the confidentiality obligations of the parties and the right of NCCP to receive the full Retainer Fee, any other fees set forth in Section 2 that have accrued prior to such termination and reimbursement for its out-of-pocket expenses incurred prior to the expiration or termination of this Agreement as described above. In addition, in the event that a Business Combination, IPO, or reverse-merger IPO is consummated within twelve (12) months of the date of termination of this engagement with any party or parties identified or introduced to the Company by NCCP or with whom the Company had discussions or other contact concerning a potential transaction during the term of this Agreement, NCCP shall be paid the applicable fees set forth in Section 2 above. In the event that a Placement is consummated within twelve (12) months of the date of termination of this engagement with any party or parties first introduced to the Company by NCCP during the term of this Agreement, NCCP shall be paid the applicable fees set forth in Section 2 above.”

3. Section 6 of the Engagement Letter is hereby deleted and replaced in its entirety with the following:

“The Company and NCCP each represent to the other that there is no other person or entity that is entitled to a finder's fee or any type of brokerage commission in connection with the transactions contemplated by this Agreement as a result of any agreement or understanding with it. Notwithstanding the foregoing, the Company shall have the right to engage one or more placement agents in connection with a reverse-merger IPO or Placement.”

[Signature Page to Follow]

New Century Capital Partners
March 29, 2007

If this letter is in accordance with your understanding, please sign and return a copy to me at your earliest convenience.

Very truly yours,

G8Wave, Inc.

By:	/s/ Habib Khoury
Habib Khoury, President

Agreed, Approved and Accepted as of March 29, 2007:

New Century Capital Partners LLC

By:	/s/ Mark Salter
Mark Salter, Managing Director